EXHIBIT 99.1

AzurRx BioPharma Announces Reverse Stock-Split

Common Stock Will Begin Trading on Split-Adjusted Basis on September 13, 2021

BOCA RATON, FL., September 10, 2021 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ: AZRX), (“AzurRx” or the “Company”), a clinical stage biopharmaceutical company specializing in the development in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, announced today that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 10 pre-split shares. AzurRx’s common stock will continue to be traded on the NASDAQ Capital Market under the symbol AZRX and will begin trading on a split-adjusted basis when the market opens on Monday, September 13, 2021, under a new CUSIP number, 05502L204.

“This is a proactive measure, approved by our stockholders over six months ago, that we believe will better position AzurRx for success, and ultimately generate value for all of the Company’s stockholders,” said James Sapirstein, Chairman, President and CEO of AzurRx BioPharma. “This move has been part of our long-term plan to consolidate our share count to a level more in line with a company of our size. The ultimate aim is to raise our stock’s visibility within the investment community by improving long-term liquidity and creating a trading environment attractive to institutional investors in the hopes of broadening our shareholder base.”

At the effective time of the reverse stock split, every ten shares of AzurRx’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock, with a corresponding 1-for-10 reduction in the number of authorized shares of common stock, but without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-10 reverse stock split. It is not necessary for stockholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on today’s closing price of the Company’s common stock as reported on Nasdaq. The reverse stock split will reduce the number of shares of AzurRx’s common stock outstanding from approximately 93 million shares to approximately 9.3 million shares. Proportional adjustments will be made to the number of shares of AzurRx’s common stock issuable upon exercise or conversion of AzurRx’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise price. Stockholders with shares in brokerage accounts should direct any questions concerning the reverse stock split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Colonial Stock Transfer, at 801-355-5740.

At a special meeting of stockholders held on February 24, 2021, AzurRx’s stockholders granted the Company’s Board of Directors the discretion to effect a reverse stock split of AzurRx’s common stock through an amendment to its Certificate of Incorporation at a ratio of not less than 1-for-5 and not more than 1-for-10, such ratio to be determined by the Company’s Board of Directors. Among other things, the reverse stock split is intended to increase the per share trading price of the common stock to satisfy the minimum bid price requirement for continued listing on The Nasdaq Capital Market (Rule 5550(a)(2)).

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ: AZRX) is a clinical stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company has a pipeline of two gut-restricted GI assets in three clinical indications. The lead therapeutic candidate is MS1819, a recombinant lipase for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis and chronic pancreatitis. AzurRx is also advancing two clinical programs using proprietary formulations of niclosamide, a small molecule with anti-viral and anti-inflammatory properties: FW-1022, for COVID-19 gastrointestinal infections and FW-420, for Grade 1 and Grade 2 Immune Checkpoint Inhibitor-associated colitis and diarrhea in advanced oncology patients. The Company is headquartered in Boca Raton, Florida with clinical operations in Hayward, California. For more information visit www.azurrx.com.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. These forward-looking statements are subject to risks and uncertainties. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including risks and uncertainties related to market conditions; whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of its clinical assets, the results of its clinical trials, and the impact of the coronavirus (COVID-19) pandemic on the Company’s operations and current and planned clinical trials, including, but not limited to delays in clinical trial recruitment and participation, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 under the heading ”Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.
777 Yamato Road, Suite 502

Boca Raton, FL 33431
Phone: (561) 589-7020
info@azurrx.com

Media contact:

Tiberend Strategic Advisors, Inc.
Johanna Bennett/Ingrid Mezo
(212) 375-2665/(646) 604-5150
jbennett@tiberend.com/imezo@tiberend.com